NEWS RELEASE

Cliffs Natural Resources Announces Convertibility of Preferred Stock and Provides Redemption
Notice

CLEVELAND — Jan. 13, 2009 - Cliffs Natural Resources Inc. (NYSE: CLF), a global mining and natural resources company, today announced that the trading price condition for the conversion right of its 3.25% redeemable cumulative convertible perpetual preferred stock is satisfied and, as a result, holders can surrender their shares for conversion at any time.

The trading price condition for the preferred shares was satisfied because the closing share price of Cliffs’ common shares for at least 20 of the last 30 trading days of the fiscal 2008 fourth quarter exceeded 110% of the then applicable conversion price of the preferred stock. The preferred stock was also convertible during each of the previous 16 fiscal quarters due to the satisfaction of the trading price condition during the applicable periods of the relevant preceding fiscal quarters.

Company Provides Redemption Notice
In addition to announcing the convertibility of the shares, Cliffs said it has provided the required notice of its intent to redeem the 205 convertible preferred shares that remain outstanding. As a result, if holders of the preferred stock wish to convert their shares in lieu of having them redeemed, they should surrender them for conversion on or prior to Feb. 11, 2009.

The conversion rate is currently 133.0646 common shares per share of preferred stock. This equates to a conversion price of approximately $7.52 per common share, subject to adjustment in certain circumstances, including payment of dividends on the common shares.

Should holders choose not to surrender their shares on or prior to Feb. 11, 2009, Cliffs will redeem the securities for common shares valued at a discount of 2.5% from their market price in an amount equal to the liquidation preference, or $1,000 per share, plus any accumulated and unpaid dividends up to the redemption date. Specific terms can be found in the related prospectus dated July 22, 2004, and filed with the Securities and Exchange Commission on
July 22, 2004.

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

ABOUT CLIFFS NATURAL RESOURCES INC.
Cliffs Natural Resources Inc., headquartered in Cleveland, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also wholly owns Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

SOURCE: Cliffs Natural Resources Inc.

CONTACT:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

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